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                                                                        EX-99.H4

                        SHAREHOLDER SERVICING AGREEMENT
                            (Institutional Shares)

          Agreement made this 1st day of Sepember, 1998, by and between Hewitt Series Trust (the "Trust"), on behalf of its portfolio known as Hewitt Money Market Fund (the "Fund"), and Hewitt Associates LLC ("HA").

                             W I T N E S S E T H:

          WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company;

          WHEREAS, the Trust and HA wish to enter into an agreement with each other with respect to the furnishing of account related services to certain shareholders of the Fund ("Shareholder Services"); and

          WHEREAS, shares of the Fund ("Shares") shall initially be of two classes: Institutional Shares and Administrative Shares:

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Trust hereby appoints HA to serve as shareholder servicing agent of the Fund with respect to the Institutional Shares on the terms set forth in this Agreement, and HA accepts such appointment and agrees to render the services herein.


     2. Duties as Shareholder Servicing Agent. Subject to the supervision and direction of the Board of Trustees of the Trust, HA, as a shareholder servicing agent, undertakes to perform the following services:

          (a) Receive and accept orders placed by employee benefit plans to purchase and redeem Institutional Shares that are transmitted to HA in accordance with procedures established by the plans with HA;

          (b) Maintain records showing the number of Institutional Shares allocable to individual participant accounts in the plans; and

          (c) Send, or arrange to be sent, all shareholder communications of the Fund relating to the Institutional Shares to the plans and plan participants.

     In performing its duties as shareholder servicing agent of the Fund with respect to Institutional Shares, HA will act in accordance with the instructions and directions of the Board
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of Trustees of the Trust and will comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

     3. Allocation of Expenses. HA shall bear all expenses in connection with the performance of its services under this Agreement, except that the Trust shall reimburse HA for out-of-pocket costs incurred in transmitting shareholder communications to shareholders of the Fund and plan participants.

     4.   Fees.

          (a) For the services rendered pursuant to this Agreement, the Trust shall pay HA the fees set forth in Schedule A, annexed hereto.

          (b) HA will bill the Trust as soon as practicable after the end of each calendar month. The Trust will promptly pay to HA the amount of such billing.

     5.   Limitation of Liability.

          (a) HA shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from HA's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify HA against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of HA in the performance of such obligations and duties or by reason of its reckless disregard thereof.

          (b) The Trust and HA agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust.

          (b) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

     6.   Term and Termination.

          (a) This Agreement shall become effective on the date hereof and shall continue for a period of two (2) years (the "Initial Term") unless earlier terminated pursuant to the terms of this Agreement. Thereafter this Agreement may be renewed for successive terms of

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one (1) year ("Renewal Term") each, provided, that each such Renewal Term is approved by the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons," as defined by the 1940 Act and the rules thereunder, of the Trust.

          (b) Either party may terminate this Agreement, without penalty, at any time upon not than less than sixty (60) days' prior written notice to the other party.

          (c) This Agreement shall terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act and the rules thereunder.

     7. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is bought.

     8.   Miscellaneous.

          (a) This Agreement shall be construed in accordance with the laws of the State of Illinois.

          (b) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

          (c) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (d) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


HEWITT ASSOCIATES LLC


By:   /s/ C.L.Connolly, III
     ----------------------
Name:     C.L.Connolly, III
Title:    Principal


HEWITT SERIES TRUST


By:   /s/ Stacy L. Schaus
     --------------------
Name:     Stacy L. Schaus
Title:    President

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                                  SCHEDULE A


                                 FEE SCHEDULE


The fee payable to HA under this Agreement shall be computed at the annual rate of 0.20% of the average daily net assets of the Fund attributable to Institutional Shares, and shall be paid monthly.

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